Exhibit 10.19.11

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Addendum 7 To Master Services Agreement

Exult, Inc. (“Service Provider”) and Bank of America Corporation (“Customer”) are parties to that certain Master Services Agreement dated as of November 21, 2000 (the “Agreement”). This Addendum 7 to the Agreement (“Addendum 7”) is entered into by Service Provider and Customer as of April 25, 2003 (“Addendum 7 Effective Date”).

1.	Scope. The Agreement is hereby amended by this Addendum 7 to (i) amend Schedule A to provide Customer with a license to use the performance management software and documentation as described in the Addendum to Schedule A attached to this Addendum 7 (“PM Software”); (ii) further amend Schedule A to describe the support and maintenance services to be provided by Service Provider for the PM Software; and (iii) amend Schedule C to set forth Service Provider’s fees for implementing the PM Software and the mechanism for adjusting the Baseline Charges to cover Service Provider’s support and maintenance for the PM Software during the Term.

For and in consideration of the agreements set forth herein, Service Provider and Customer hereby enter into this Addendum 7 as of the Addendum 7 Effective Date.

Bank of America Corporation
By:
Name: Betty W. Luther
Title: Sr. VP Supply Chain Management
Exult, Inc.
By:
Name:
Title:

Addendum 7	1	Bank of America / Exult

Proprietary and Confidential	Bank of America / Exult

SCHEDULE A

Description of Services

Section 1:	Schedule A to the Agreement is hereby amended by the addition of a new Section 5 thereto as follows:

5 Performance Management Software

5.1 General

Service Provider will implement the [***]* Performance Management Software (“PM Software”) described below into Customer’s computer network and shall provide ongoing support and maintenance of such software. The materials included with the PM Software provided hereunder are the current version of the software and documentation described below:

Software

“PM Core” – providing the following functionality:

[***]*

5.2 License

Subject to the terms of this Addendum 7 and the Agreement, Service Provider grants to Customer a [***]* license to install, use, and execute the PM Software and materials set forth in Section 4.1.12 of addendum to Schedule C below, solely for Customer’s internal business purposes and to make a reasonable number of copies of the PM Software materials to support such use. This grant extends only to Customer; provided, however, permission is granted for employees of Customer Affiliates to use the PM Software if such employees are included in the number of licensed users. Customer may not use the PM Software and/or materials to perform any services for another entity. Customer acknowledges that the PM Software and documentation are developed and owned by [***]* and that Service Provider is only a reseller of the PM Software. Accordingly, Customer acknowledges and agrees that [***]* shall retain all title and ownership interest in the PM Software and related documentation, including the functionality described in Section 5.1 above, and all intellectual property rights relating thereto. The PM Software and all documentation relating thereto are the confidential information belonging to [***]*. The license granted above is the only license granted hereunder and no other license or rights are implied. Service Provider shall obtain such appropriate authorizations as are necessary to support and maintain the Software as contemplated herein.

In addition, Customer may (i) install, use, execute and copy the PM Software for any backup, archival and emergency purposes and any internal, non-production Bank of

Schedule A to Addendum 7	2	Bank of America / Exult

Proprietary and Confidential	Bank of America / Exult

America purpose including for test, development, and training; (ii) in the event that the Agreement is terminated, allow a third party outsourcer or service provider to install, use, execute and copy the PM Software solely in connection with its provision of services to Bank of America, provided that (A) such use does not extend to providing services to others and (B) such third party outsourcer agrees in writing to all the restrictions set forth herein on Customer and any license restrictions applicable to Exult; and (iii) transfer the PM Software to any other platform or installation site replacing that on which it was previously installed, whether or not in existence as of the Addendum 7 Effective Date; provided, that the PM Software is certified to operate on such systems or platforms.

Customer may, for a reasonable period of time (not to exceed [***]*) after the sale of an Affiliate of Bank of America or a division of Bank of America, use the PM Software to provide to such divested entity, processing services and/or similar activities which are or become incidental to Bank of America’s business, at no additional charge or fee. All restrictions set forth in this Agreement on Bank of America’s use of the PM Software shall be deemed also to apply to any divested entity’s use of the PM Software; in addition, (a) in no event shall any divested entity be provided a copy of the PM Software and (b) all versions of executable code for the PM Software shall reside at Customer’s or Exult’s computer network.

The licenses granted herein are subject to the following additional restrictions: (a) Customer shall not modify, translate, reverse engineer, reverse compile or disassemble any part of the PM Software without the prior written consent of [***]*; and (b) Customer shall not remove, obscure or deface any proprietary legend relating to the PM Software and shall include in each copy all proprietary notices contained in the PM Software

5.3 Ownership of Deliverables. As part of the Services provided hereunder, Service Provider shall develop an interface (“Interface”) to allow the Software to run on Customer’s existing computer network. Such Interface, and all intellectual property contained therein, shall be Customer’s sole and exclusive property, subject to such licenses as may have been granted by Customer to Service Provider pursuant to the Agreement to allow Service Provider to perform the Services. Service Provider agrees to include in its license agreement with [***]* the same obligation for [***]* to indemnify Customer for infringement claims relating to the use of the PM Software that [***]* has to indemnify Service Provider for such claims. Service Provider shall also use its reasonable best efforts to assist Customer in enforcing such obligation by [***]* Service Provider’s obligation in the immediately preceding sentence shall not be limited by any limitations set forth in the Agreement, but shall instead be limited by any contractual limitations between [***]* and Service Provider.

5.4 Additional Provisions

The license granted under this Addendum 7 is subject to all other terms and conditions of the Agreement relating to Customer Third Party Software, including but not limited to Sections 12 (Software and Proprietary Rights), 13 (Mutual Representations and Warranties; Disclaimers), 16 (Confidentiality and Security), 19 (Indemnities), and 20 (Damages). Any New Intellectual Property relating to functionality other than as

Schedule A to Addendum 7	3

Proprietary and Confidential	Bank of America / Exult

described in Section 4.1, would require a subsequent Addendum or Change Order. In addition, it is expressly understood that any intellectual property created by Customer in connection with the PM Software shall be the sole property of Customer.

Section 2:	Schedule A is further amended by adding new Sections 2.2.6, 2.2.7 and 2.2.8 relating to support and maintenance for the PM Software during the Term:

2.2.6 PM Software Maintenance and Support

Subject to Customer’s continued payment of maintenance fees pursuant to Section 4.1.13 of Schedule C and Customer’s compliance with its other obligations hereunder, Service Provider will provide support and maintenance for the PM Software and materials for the remainder of the Term as follows:

2.2.6.1. As used in this Section 2.2.6, the following terms shall have the meanings set forth below:

2.2.6.1.1 “Error” shall mean a material failure of the PM Software to conform to, and perform to, its functional and performance specifications as described in the applicable PM Software documentation, or perform in a repeatable manner reflecting the documented results of successful testing programs. Failures resulting from negligence or improper use, modification of or damage to the PM Software, or Customer’s use of the Software on any platform that is not a Supported Platform, or in combination with any third party software not provided by Service Provider, or identified and tested as compatible with [***]* products, will not be considered an Error.

2.2.6.1.2 “ Severity Level Errors” shall mean an Error in the PM Software that exhibits one or more of the following characteristics:

“Severity Level 1” errors are those events or conditions that will cause a widespread failure or inability among Customer’s end-users, to access or be able to utilize the PM Software, or that materially impacts the business processes and limits the functionality provided by the PM Software, such that the PM Software is available less than [***]* of the time, except in periods of planned maintenance (“Performance Standard”).

“Severity Level 2” errors are those events or conditions that will cause an impact to meeting the Performance Standard.

“Severity Level 3” errors that do not impact the Performance Standard, but which impact the execution of a normal business process or application supported by Service Provider.

2.2.6.1.3 “New Release” means an updated executable-code version of the PM Software.

Schedule A to Addendum 7	4

Proprietary and Confidential	Bank of America / Exult

2.2.6.1.4 “Tier 1 Support” entails initial call-logging and preliminary assessment of all software and hardware inquiries/issues, immediate resolution for those inquiries/issues where scripted response can be and has been developed, and case forwarding to Tier 2 or Tier 3 Technical Support for those inquiries/issues where scripted response cannot or has not been developed. Exult will provide Tier 1 Technical Support through its Personnel Associate Help Desk, or PAHD.

2.2.6.1.5 “Tier 2 Support” entails detailed problem determination and analysis for software and hardware inquiries/issues that have been escalated from Tier 1, resolution of those inquiries/issues where Exult has access to the tools and information required for resolution, case forwarding to Tier 3 Technical Support for those inquiries/issues where Exult does not have access to the tools and information required for resolution, management of service requests escalated to Tier 3, and responsibility for communicating resolution of those inquiries/issues resolved by Tier 3 Technical Support. Exult will provide Tier 2 Technical Support through its Operations IT Production Support organization.

2.2.6.1.6 “Tier 3 Support” entails research and resolution of all software inquiries/issues that cannot be resolved in Tiers 1 or 2. Exult will provide Tier 3 support either directly or through an outside contractor.

2.2.6.1.7 “Supported Platform” means the following: [***]* and any mutually agreed successor infrastructure software identified as compatible by the parties and demonstrated by a suitable testing program.

2.2.6.2 Services. Provided that after reasonable efforts, Exult’s Tier 1 Support team and Tier 2 Support team have been unable to provide a resolution to a Severity Level Error the following corrective actions shall be undertaken:

2.2.6.2.1 For Severity Level 1 Errors, Exult will:

a)	Initiate actions within [***]* by making its response team aware of the issue,
b)	Escalate the issue and known facts to its expert engineering team for actions within [***]*,
c)	Provide regular progress updates to Customer’s technical lead every [***]*,
d)	Restore service to standard levels through temporary corrective actions, or patch, and with a permanent fix such that service standards can be sustained on an

Schedule A to Addendum 7	5

Proprietary and Confidential	Bank of America / Exult

expedited and extended work effort including [***]* levels of effort when information is available to support the efforts.

2.2.6.2.2 For Severity Level 2 Errors, Exult will:

a)	Initiate actions within [***]* by making its response team aware of the issue,
b)	Escalate the issue and known facts to an expert engineering team for action within [***]* of the Initiation of Response,
c)	Provide regular progress updates to Customer’s technical lead every [***]*,
d)	Restore service to standard levels through temporary corrective actions, or patches, and with a permanent fix such that service standards are restored on an expedited work effort including [***]* levels of effort when information is available to support the corrective actions.

2.2.6.2.3 For Severity Level 3 Errors, Exult will restore service to standard levels through temporary corrective actions, patches, and with a permanent fix such that service standards are restored on a sustainable basis within [***]* of issue notification.

Customer agrees to work with Exult to verify and reproduce all such Severity Level Errors.

2.2.6.3 Corrections. Customer will provide reasonable assistance to Exult in verifying, reproducing and correcting Severity Level Errors. Correction is conditioned upon verification and reproduction of the Severity Level Error. Error correction may include a temporary work-around, patch or bypass supplied by Exult, or temporary implementation of an operational procedure, in order to diminish or avoid the effect of the Error.

2.2.6.4 Limitations.

2.2.6.4.1 Exult’s maintenance and support service provided hereunder does not cover or include: (a) installation of PM Software, or New Releases; (b) training; (c) services required as a result of accident, transportation, relocation, power failure or failure of Customer’s equipment, or causes other than ordinary use; or (d) any and all customization services or modifications that were made to the PM Software other than by Exult or made in compliance with Exult’s direction (i.e., installation of licensed patches or updates from [***]*).

Exult will not be required to provide maintenance and support services to Customer including, without limitation, correction of

Schedule A to Addendum 7	6

Proprietary and Confidential	Bank of America / Exult

any Severity Level Error (a) with regard to any version of the PM Software other than [***]* then latest release of such PM Software, at any time after [***]* following the successful installation of such latest release; provided, should a service disruption occur, or testing fail, as a result of a defect or error in newly released version of the PM Software, then Exult will continue to support the previously released version of the PM Software for a period of time not to exceed [***]* following the successful installation of the then-current software version, (b) Customer is in breach of the license granted hereunder, (c) with respect to any Severity Level Error caused by Customer’s unauthorized or improper use of the PM Software or any use which is not in accordance with the terms of the Addendum, (d) with respect to any Severity Level Error caused by Customer’s use of the PM Software with unauthorized hardware or other software unless such use has otherwise been approved by mutual agreement, in writing, (e) Customer’s unauthorized incorporation or attachment of a feature, program, or device to the PM Software, or any part thereof, (f) if Customer refuses to incorporate any Severity Level Error correction provided by Exult to correct a Severity Level Error, (g) with respect to any Severity Level Error, nonconformance or damage caused by any abuse, misuse, neglect, power surges, accident, negligence (other than by Exult), transportation, vandalism, theft, earthquake, fire, flood, water, force of nature or acts of God, war or civil unrest, governmental action, or third-party act, error or omission or any alteration, modification or enhancement of the PM Software not authorized or performed by Exult. Exult will not be required to correct Severity Level Errors caused by (a) the use of the PM Software on any systems other than the Supported Platforms, or (b) use of defective media (other than media provided by Exult) or defective duplication (not performed by Exult) of the PM Software.

2.2.6.5 Designated Support Contacts. Exult and Customer will each designate three (3) persons on their technical staff who will be authorized to contact and conduct actions with respect to obligations hereunder. Each party will provide the other with the names, business telephone, mobile telephone, and pager numbers of such authorized persons and their alternates or successors.

2.2.6.6 New Releases. [***]* may deliver New Releases to Exult from time to time. Customer agrees to cooperate and assist Exult with installing all such New Releases within [***]*, which period shall be extended for any period where the Customer prohibits or precludes installation of a New Release. All New Releases will be deemed part of the PM Software.

Schedule A to Addendum 7	7

Proprietary and Confidential	Bank of America / Exult

2.2.6.7 Reinstatement. Reinstatement of lapsed maintenance and support by Customer is subject to full payment of all applicable fees that would have been payable during the period of lapse.

2.2.7 Source Code Escrow. Service Provider shall cause [***]* to escrow with [***]* via a three-party escrow agreement the following items, collectively, the “Source Code Escrow” within [***]* of the release date of the PM Software:

•	Source code, in human readable form, on magnetic media in the original programming code language for (1) the PM Software, and (2) any subsequent enhancements to, or releases of, the PM Software;

•	Source code print-out (paper, microfilm or CD-ROM);

•	Descriptions of the system/program generation;

•	Necessary, non-licensor, proprietary software to the extent that [***]* possesses license or other right sufficient to allow transfer or sublicense;

•	Description of the system/programs required for use and/or support for which [***]* neither possesses, nor has rights sufficient to allow transfer or sublicense;

•	Menu and support programs and subroutine libraries in source and object form; and

•	Detailed explanation of compilation and execution procedures in human and machine-readable form (may be supplemented with video explanation).

The Source Code Escrow shall remain in escrow for the term of this Agreement. Service Provider shall provide Customer with the right to obtain source code for the PM Software pursuant to the Source Code Escrow Agreement in the event of neither Supplier nor Exult can satisfy its obligation to provide its maintenance and support Services with respect to the PM Software hereunder (collectively, a “Release Condition”).

Upon occurrence of a Release Condition, notwithstanding Section 5.2, Customer shall be deemed to have, automatically, a [***]* license to use, modify, copy, produce derivative works from, display, disclose to persons who have entered into a written agreement containing substantially the same confidentiality provisions as in this Addendum 7 for the purpose of maintaining the PM Software for the Customer, and otherwise to utilize the PM Software and the source code and other materials necessary to maintain and improve the PM Software for use by Customer, subject always to the limitations in this Agreement on reproduction and use of the PM Software for production purposes.

2.2.8 Changes

Any additional changes to the scope of maintenance will be handled using Change Control Procedures under the Agreement and shall be documented in a Change Order.

Schedule A to Addendum 7	8

Proprietary and Confidential	Bank of America / Exult

2.2.9 Assumptions

2.2.9.1 Service Provider will develop and implement any interfaces necessary to allow the PM Software to be installed in Customer’s computer network environment in accordance with Section 5.3.

2.2.9.2 Customer shall be responsible for, and shall pay for any necessary upgrades to Customer’s computer network necessary to accommodate the PM Software.

2.2.9.3 Customer will assume responsibility for support and maintenance of the PM Software after the Term (as defined in the Agreement).

Schedule A to Addendum 7	9

Proprietary and Confidential	Bank of America / Exult

SCHEDULE C

Fees and Charges

Schedule C to the Agreement is hereby amended by the addition of new Sections 4.1.11, 4.1.12 and 4.1.13 thereto as follows:

4.1.11 Implementation Fees. Customer agrees to pay the following Vendor Fees and Exult Personnel Costs (collectively, “Implementation Fees”) to Service Provider for implementing the PM Software as follows:

[***]*

Service Provider shall invoice Customer for [***]* of the total Vendor Fees upon execution of this Addendum 7 and shall invoice Customer for any remaining Vendor Fees in accordance with the normal invoicing cycle pursuant to the Agreement.

Exult Personnel Costs. Following sets forth the estimated Exult personnel hours required to implement the PM Software:

[***]*

All Exult Personnel Costs shall be deemed to be FTE hours spent on In-Flight Projects pursuant to Section 4.1.4.1 of Schedule C to the Agreement. In addition, Customer shall reimburse all travel and related expenses incurred by Service Provider, [***]* and any consultant personnel hired by Service Provider.

The amount of Vendor Fees and of Exult Personnel Costs set forth above represent good faith estimates. If Vendor Fees (including from additional vendors not currently specified) or the amount of hours required by Exult to implement the changes described herein exceed the estimated hours, Customer shall also pay (or credit, as the case may be) Exult for such additional Vendor Fees and excess hours at the applicable rates; provided, however, Customer must first approve in writing any increase in the amount of Vendor Fees to be charged to Customer.

4.1.12 License Fees. Customer agrees to pay Service Provider the following license fees (“License Fee”) for the PM Software:

[***]*

Service Provider shall deliver the PM Software by electronic transmission directly to Customer. The total License Fee of [***]* shall be invoiced by Service Provider to Customer as follows and shall be due and payable within [***]* of the invoice date, except that the payment to be invoiced upon software delivery shall be due and payable within [***]* of the invoice date:

10	Bank of America / Exult

Proprietary and Confidential	Bank of America / Exult

[***]*

4.1.13 PM Software Maintenance. Customer shall pay the following annual Vendor Costs and incremental Baseline Charges in connection with on-going maintenance and user support of the PM Software:

Vendor Costs. The following sets forth annual third party Vendor Costs in connection with on-going maintenance of the PM Software:

[***]*

Such Vendor Costs shall be invoiced by Service Provider to Customer as follows and shall be due and payable within [***]* of the invoice date, except that the payment to be invoiced upon software delivery shall be due and payable within [***]* of the invoice date.

[***]*

The annual Vendor Costs for on-going maintenance of the PM Software shall remain fixed for the [***]*; thereafter, such prices are subject to an annual increase equal to [***]*

Increase to IT baseline. Service Provider and Customer acknowledge and agree that the current monthly “Total IT” charge set forth in Table 4.1.1.1 of Schedule C of the Agreement (as amended to date) shall be increased by [***]* effective upon implementation of the PM Software into Customer’s production environment. Such amount represents an additional [***]* required to support and maintain the PM Software; provided, the parties may mutually agree to adjust the number of FTEs required (with a corresponding adjustment to the Total IT charge) if such agreement is reached by [***]*. Notwithstanding the foregoing, after the initial [***]* following implementation, Service Provider and Customer shall discuss and mutually determine, in good faith, the actual number of incremental FTE required to maintain and support the PM Software. Upon such determination, the parties shall adjust the “Total IT” charge amount accordingly for future periods, including, if necessary, any one-time adjustment required to true-up the incremental charge for the [***]* following implementation.

4.1.14 Additional Licensed Users. Customer may, at its sole discretion, but on or prior to [***]*, elect to increase the number licensed users of the PM Software by paying the following additional License Fees and additional associated Vendor Costs for maintenance:

License Fee        Annual Maintenance

[***]*

Schedule A to Addendum 7	11

Proprietary and Confidential	Bank of America / Exult

In addition, Customer and Service Provider shall enter into a change order at the time of any such increase, which change order shall include any adjustments to the “Total IT” charge required as a result of increased maintenance obligations by Service Provider.

Schedule A to Addendum 7	12